EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1
Form Type

Costas Inc.
(Exact Name of Registrant as Specified in its Charter)

Offering and Selling Stockholders

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered		Proposed Maximum Offering Price Per Share ($)(1)(5)	Maximum Aggregate Offering Price ($)	Fee Rate(4)	Amount of Registration Fee(2)(3) ($)
Debt Convertible into Equity	Common Stock, $0.001 par value per share	Rule 457 (a) and (o)	429,890,000	(4)	0.00975	4,191,427.50	0.0001102	461.89
Equity	Common Stock, $0.001 par value per share	Rule 457 (a) and (o)	750,000	(4)	0.00975	7,312.50	0.0001102	0.81

Total Offering amounts						$4,198,740.00		$462.70
Total Fee Offsets								$353.47
Net Fee Due								$109.23

Notes:

(1)	Estimated for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933 and the price at which the Selling Security Holders will be offering their shares.
(2)	Paid on filing.
(3)	Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933.
(4)

Represents shares underlying previously issued convertible promissory notes and shares previously issued pursuant to the acquisition of certain assets, issued to Selling Security Holders in private transactions. All of these shares are being offered by the Selling Security Holders.

(5)

Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) based on the average of the high ($0.0115) and low ($0.008) prices of the common stock as reported on the OTC markets on December 19, 2022.